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Exhibit 3.22

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
TCBY PREPARATION, INC.

(To Be Renamed TCBY International, Inc.)

        In accordance with Section 16-10a-1006 of the Utah Revised Business Corporation Act (the "Act"), TCBY Preparation, Inc., a Utah corporation (the "Corporation"), hereby declares and certifies as follows:

        1.     The name of the Corporation is TCBY Preparation, Inc.

        2.     The text of the amendment (the "Amendment") to the Articles of Incorporation of the Corporation is as follows:

ARTICLE I

        NAME.    The name of the corporation is TCBY International, Inc. (the "Corporation").

        3.     The Amendment does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

        4.     The Amendment was approved on March 16, 2004, by the sole shareholder of the Corporation in accordance with the provisions of the Act. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the Amendment, number of votes of each voting group indisputably represented, and the total number of votes cast for and against the Amendment by the sole shareholders were as follows:

Designation	Outstanding Shares	Votes Entitled to be Cast	Votes Represented	For	Against
Common Stock	300	300	300	300	0

        The number of votes cast for the Amendment was sufficient for approval.

        IN WITNESS WHEREOF, these Articles of Amendment have been executed by the Corporation as of this 16th day of March, 2004.

TCBY PREPARATION, INC. (Now TCBY International, Inc., a Utah corporation)
By:	/s/ MICHAEL R. WARD
Name:	Michael R. Ward
Its:	Senior Vice President

MAILING ADDRESS

        If, upon completion of filing of the above Articles of Amendment, the Utah Division of Corporations and Commercial Code elects to send a copy of the Articles of Amendment to the Corporation by mail, the address to which the copy should be mailed is:

Ronald G. Moffitt Stoel Rives, LLP 201 S. Main St., #1100 Salt Lake City, Utah 84111

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ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF TCBY PREPARATION, INC.